EXHIBIT 6.10

NINTH AMENDMENT TO LOAN DOCUMENTS

THIS NINTH AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is entered into as of March 3, 2025 (the “Effective Date”), by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand.

RECITALS

1. Lender heretofore extended to Borrower a revolving line of credit in the original maximum principal amount of Forty Million and No/100 Dollars ($40,000,000.00) (the “Loan” or “Revolving Line of Credit”), which Revolving Line of Credit is evidenced by, without limitation, that certain Promissory Note dated as of May 7, 2021, executed by Borrower in favor of Lender (together with any and all amendments thereto or modifications thereof, the “Note”).

2. In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021 (together with any and all amendments thereto or modifications thereof, the “Loan Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loan.

3. Lender perfected its interest in and to the Collateral by causing to be filed a UCC-1 financing statement with the Oregon Secretary of State on July 26, 2021 as Filing No. 92877891 (the “UCC Financing Statement”). Lender’s security interest in the Collateral is first in priority and duly perfected under applicable Law.

4. The Loan Agreement and Note were previously amended pursuant to that certain First Amendment to Loan Documents dated August 10, 2021 (the “First Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit (as defined in the Loan Agreement) of the Revolving Line of Credit was increased to $50,000,000.00.

5. The Loan Agreement and Note were previously amended pursuant to that certain Second Amendment to Loan Documents dated January 28, 2022 (the “Second Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $60,000,000.00.

6. The Loan Agreement and Note were previously amended pursuant to that certain Third Amendment to Loan Documents dated June 8, 2022 (the “Third Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $75,000,000.00, and the Maturity Date (as defined in the Loan Agreement) of the Revolving Line of Credit was extended to May 5, 2024.

7. The Note was previously amended pursuant to that certain Fourth Amendment to Loan Documents dated February 16, 2023 (the “Fourth Amendment”) executed by Borrower and Lender, whereby, among other things, a temporary interest rate ceiling was provided.

8. The Loan Agreement and Note was previously amended pursuant to that certain Fifth Amendment to Loan Documents dated June 29, 2023 (the “Fifth Amendment”) executed by Borrower and Lender, whereby, among other things, (i) Lender waived the reporting requirement failures by Borrower, (ii) the Maturity Date of the Revolving Line of Credit was extended to May 5, 2025, (ii) the Credit Limit of the Revolving Line of Credit was reduced to $60,000,000.00, (iii) certain financial reporting requirements applicable to the Borrower were modified, and (iv) the previously provided temporary interest rate ceiling applicable to the Note was extended, all as more particularly set forth therein.

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9. The Note was previously amended pursuant to that certain Sixth Amendment to Loan Documents dated January 5, 2024 (the “Sixth Amendment”) executed by Borrower and Lender, whereby, among other things, the previously provided temporary interest rate ceiling applicable to the Note was extended, as more particularly set forth therein.

10. The Note was previously amended pursuant to that certain Seventh Amendment to Loan Documents dated July 2, 2024 (the “Seventh Amendment”) executed by Borrower and Lender, whereby, among other things, the parties agreed to (i) increase the Credit Limit of the Revolving Line of Credit to $80,000,000.00, (ii) extend the Maturity Date of the Revolving Line of Credit to May 5, 2026, (iii) modify certain provisions relating to the Borrowing Base, and (iv) modify certain financial covenants applicable to the Revolving Line of Credit.

11. The Note was previously amended pursuant to that certain Eighth Amendment to Loan Documents dated January 5, 2025 (the “Eighth Amendment”) executed by Borrower and Lender, whereby, among other things, the previously provided temporary interest rate ceiling applicable to the Note was extended, as more particularly set forth therein.

12. The Loan Agreement, Note, UCC Financing Statement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, and all other assignments, agreements, instruments and other documents executed by Borrower in connection with the Revolving Line of Credit shall at times hereinafter be referred to collectively as the “Loan Documents.”

13. Borrower has requested that Lender amend the Loan Documents to, among other things, permit Borrower to make a $10,000,000.00 revolving line of credit (the “IB Sub Loan”) to its wholly-owned subsidiary, Iron Bridge Mortgage Fund 2, LLC, an Oregon limited liability company (“IB Sub”) to generate loans for the purpose of wholesaling the notes to a third-party. Lender is willing to agree to the foregoing on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Recitals; Defined Terms.

The recitals are incorporated herein by this reference as are all exhibits. Borrower agrees and acknowledges that the factual information recited above is true and correct. Except as may be otherwise expressly defined in this Agreement, all terms used in this Agreement beginning with a capital letter shall have the meanings ascribed to them in the Loan Agreement.

2. Borrower Acknowledgments as to Obligations and Other Matters.

a. Borrower acknowledges, confirms and agrees that as of February 13, 2025, the total outstanding principal balance of the Note is $56,148,204.20, plus accrued and unpaid interest thereon.

b. Borrower specifically acknowledges, confirms and agrees that they do not have any valid offset or defense to the obligations, indebtedness and liability under the Loan Documents.

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3. Reaffirmation of Obligations.

This Agreement is, in part, a reaffirmation of the obligations, indebtedness and liability of Borrower to Lender as evidenced by the Loan Agreement and the other Loan Documents. Therefore, Borrower represents, warrants, acknowledges and agrees that, except as specified herein, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect, without waiver or modification of any kind whatsoever, and are ratified and confirmed in all respects.

4. Amendments to Loan Agreement.

a. The following new definitions are hereby added to Section 1 of the Loan Agreement, in alphabetical order, to state the following:

“’Third-Party Mortgage Purchaser’ means, individually and collectively, (i) Ferd Owner Trust, a Delaware statutory trust, (ii) NP-Lake Owner Trust, a Delaware statutory trust and (iii) any other third-party mortgage purchaser approved by Lender in writing pursuant to Section 6.13, below.

’IB Sub’ means Iron Bridge Mortgage Fund 2, LLC, an Oregon limited liability company.

‘IB Sub Loan’ means that certain revolving line of credit in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00) extended by Borrower to IB Sub, as evidenced by the IB Sub Loan Documents.

‘IB Sub Loan Agreement’ means that certain Secured Revolving Loan Facility dated March 3, 2025 by and between Borrower and IB Sub, as it may be amended and modified.

‘IB Sub Loan Documents’ means, collectively, the IB Sub Loan Agreement, the IB Sub Note, the IB Sub Security Agreement, and any and all other documents executed by IB Sub in connection with the IB Sub Loan, as each may be amended and modified.

‘IB Sub Loan Note’ means that certain promissory note dated March 3, 2025 in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00), executed by IB Sub in favor of Borrower, as it may be amended and modified.

‘IB Sub Loan Security Agreement’ means that certain Security Agreement dated March 3, 2025, executed by and between Borrower and IB, as it may be amended and modified.

’Mortgage Loan Purchase Agreement’ means, collectively, (i) that certain Mortgage Loan Purchase Agreement dated February 13, 2025 by and between Ferd Owner Trust, a Delaware statutory trust, and IB Sub, and any other documents executed by IB Sub in connection thereof, as they may be amended and modified, (ii) that certain Mortgage Loan Purchase Agreement dated February 13, 2025 by and between NP-Lake Owner Trust, a Delaware statutory trust, and IB Sub, and any other documents executed by IB Sub in connection thereof, as they may be amended and modified, and (iii) any other mortgage purchase agreements between IB Sub approved by Lender in writing pursuant to Section 6.13, below.”

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b. Section 4.3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“4.3.1 Loan Proceeds of each Advance under this Agreement shall be used by Borrower exclusively (i) to make loans to certain eligible Borrowers, (ii) to fund advances of loan proceeds to IB Sub pursuant to the terms and conditions of the IB Sub Loan Documents, (iii) to purchase Collateral Loans originated by IB Sub, and (iv) for working capital purposes. For the avoidance of doubt, no Loan Proceeds may be used by Borrower to fund any repurchases of loans originated by IB Sub and sold to a Third-Party Mortgage Purchaser under a Mortgage Loan Purchase Agreement.”

c. Section 6.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.13. LOANS.

6.13.1 Except for the making of Collateral Loans as contemplated in this Agreement, and for the IB Sub Loan, subject to the terms and conditions set forth in Section 6.13.2, below, Borrower will not directly or indirectly (a) make any loan or advance to any other Person other than advances made in the ordinary course of Borrower’s business; (b) purchase or otherwise acquire any capital stock or any securities of any other Person, any limited liability company interest or partnership interest in any other Person, or any warrants or other options or rights to acquire any capital stock or securities of any other Person or any limited liability company interest or partnership interest in any other Person; (c) make any capital contribution to any other Person; (d) otherwise invest in or acquire any interest in any other Person or establish any subsidiaries, (e) guarantee or otherwise become obligated in respect of any indebtedness of any other Person, or (f) subordinate any claim against or obligation of any other Person to Borrower to any other indebtedness of such Person.

6.13.2 Borrower shall be permitted to make the IB Sub Loan to IB Sub, and execute of the IB Sub Loan Documents, subject to the following terms and conditions:

(a) The outstanding principal amount owed by IB Sub to Borrower under the IB Sub Note shall not exceed $10,000,000.00 at any time without Lender’s prior written consent.

(b) To further secure Borrower’s Obligations hereunder, Borrower shall execute a pledge agreement granting Lender a security interest in Borrower’s right, title and interest in and to the IB Sub Loan and the IB Sub Loan Documents, including, without limitation, the right to receive all payments, proceeds, and recoveries thereunder, and the proceeds and products of any of the foregoing. Such pledge agreement shall be in form and content satisfactory to Lender in its sole opinion and judgment.

(c) Borrower shall have delivered wet-ink originals of the IB Sub Loan Documents, including, but not limited to the IB Sub Note, which original IB Sub Loan Documents shall be held by Lender until the earlier of (i) the repayment in full of the IB Loan, or (ii) the repayment in full of the Loan.

(d) Borrower and IB Sub shall not make any amendments or modifications to the IB Sub Loan Documents without Lender’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, Borrower and IB Sub shall be entitled to amend or modify the IB Sub Loan documents to correct ambiguities or mistakes without Lender’s consent; provided, further, Borrower agrees to provide any such modification to Lender immediately upon its execution.

(e) Borrower shall not permit IB Sub to enter into any Mortgage Loan Purchase Agreement with any Third-Party Mortgage Purchase without Lender’s prior written consent. In connection therewith, Borrower shall deliver true and correct copies of any proposed Third-Party Mortgage Purchase Agreement to Lender for Lender’s review and approval, which may be granted or withheld in Lender’s sole and absolute discretion.

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(f) Borrower shall not have any obligation to repurchase any loans made by IB Sub and sold to a Third-Party Mortgage Purchaser pursuant to the terms and conditions of any Mortgage Loan Purchase Agreement.

(g) Borrower shall provide written notice to Lender immediately upon any Third-Party Mortgage Purchaser exercising any rights to require IB Sub to repurchase any mortgage loans previously sold pursuant to any Mortgage Loan Purchase Agreement.

(h) Borrower shall provide written notice to Lender immediately upon IB Sub’s receipt of any notice of a breach and/or event of default under any Third-Party Mortgage Purchase Agreement.

(i) Borrower shall not permit IB Sub to agree to amend or modify any Mortgage Loan Purchase Agreement previously approved by Lender without Lender’s prior written consent.

Borrower acknowledges and agrees that any failure to satisfy the foregoing conditions shall constitute an Event of Default hereunder.”

d. Section 6.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.15. TRANSACTIONS WITH AFFILIATES. Except (i) as set forth in the Operating Agreement in effect as of the date hereof and (ii) for the transaction contemplated under the IB Sub Loan Documents, Borrower will not enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its Affiliates, including, without limitation, any management contract, unless such transaction is on terms that are no less favorable to Borrower than those that could have been obtained in a comparable transaction on an arms’ length basis from a Person that is not an Affiliate.”

e. Section 6.20 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.20 NO OTHER ASSETS. Borrower shall not own any property other than Collateral Loans and IB Sub Loan; provided, however, Borrower shall be permitted to own REO and de minimus assets related to its operation.”

f. Section 6.18.1 of Schedule 6.18 attached to the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.18.1 DEBT TO TANGIBLE NET WORTH. At all times during the term of the Loan, Borrower shall maintain a Debt to Tangible Net Worth Ratio of not more than 1.25 to 1.00, calculated as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2024. Borrower’s Debt to Tangible Net Worth shall be calculated based upon, among other things, the Financial Statements delivered by Borrower to Lender in accordance with Schedule 6.5, above. Borrower shall deliver to Lender any other documentation and evidence as shall be satisfactory to Lender, in Lender’s reasonable opinion and judgment, evidencing Borrower’s compliance with the minimum requirement set forth in this Section 6.18.1. For the avoidance of doubt, any funds owed to Borrower by IB Sub shall be excluded from the calculation of Borrower’s Debt to Tangible Net Worth.”

g. Section 7.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“7.13 LOANS. Other than Collateral Loans and the IB Sub Loan, Borrower directly or indirectly makes a loan or advance to any other Person, including, without limitation, officers, shareholders, employees, Affiliates and subsidiaries of Borrower.”

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5. Agreement as a Loan Document.

From and after the Effective Date of this Agreement, this Agreement and any other documents and instruments executed in connection herewith shall each constitute one of the “Loan Documents.”

6. Effective Date of Agreement.

This Agreement and the amendments provided for herein shall be effective as of the Effective Date, subject to the timely and complete satisfaction of each and all of the conditions precedent set forth in Section 8 of this Agreement.

7. Borrower’s Representations and Warranties.

Borrower hereby represents and warrants to Lender and covenant and agree with Lender as follows:

a. Borrower has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary action by or on behalf of Borrower. This Agreement is a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (ii) by general principles of equity.

b. Neither the execution and delivery of this Agreement by Borrower, nor the consummation by Borrower of the transactions contemplated hereby, conflicts with or constitutes a violation or a default under any material Law applicable to Borrower, or any contract, commitment, agreement, arrangement or restriction of any kind to which Borrower is a party, by which Borrower is bound or to which any of Borrower’s property or assets is subject.

c. There are no actions, suits, or proceedings pending, or threatened in writing, against or affecting the Borrower, or involving the validity or enforceability of any of the Loan Documents, except actions, suits, and proceedings that are fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to perform its obligations under the Loan Documents, and Borrower is not in default with respect to any material order, writ, injunction, decree or demand of any court or any Governmental Agency.

d. Borrower hereby reaffirms and confirms that the representations and warranties of Borrower contained in the Loan Documents are true, correct and complete in all material respects as of the date of this Agreement (without duplication of any materiality qualifiers).

e. Borrower is in full and complete compliance with the terms, covenants, provisions and conditions of the Loan Agreement, the Note and the other Loan Documents to which they are a party.

All covenants, representations and warranties of Borrower herein are incorporated by reference and hereby made a part of the Loan Agreement.

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8. Conditions Precedent to Effectiveness of Agreement.

The effectiveness of this Agreement shall be expressly conditioned upon the following having occurred or Lender having received all of the following on or before March 14, 2025, in form and content satisfactory to Lender and its counsel, in its or their reasonable discretion, and suitable for filing or recording, as the case may be, as required:

a. This Agreement, fully executed by Borrower;

b. True and correct copies of that certain Mortgage Loan Purchase Agreement dated February 13, 2025, by and between Ferd Owner Trust, a Delaware statutory trust, and IB Sub, and any and all documents executed by IB Sub in connection therewith; True and correct copies of that certain Mortgage Loan Purchase Agreement dated February 13, 2025, by and between NP-Lake Owner Trust, a Delaware statutory trust, and IB Sub, and any and all documents executed by IB Sub in connection therewith;

c. Wet-ink originals of that certain Secured Revolving Loan Facility dated March 3, 2025, executed by and between Borrower and IB, and any and all original promissory notes, security agreements, and other documents executed in connection to or evidencing the IB Sub Loan;

d. An allonge endorsing to Lender the promissory note evidencing the IB Sub Loan, fully executed by Borrower;

e. A Pledge and Security Agreement (IB Sub Loan), fully executed by Borrower;

f. Resolutions, certifications and/or other authorizations of Borrower, Borrower’s members and such other Persons as Lender shall request, evidencing, without limitation, approval and authorization of the transactions contemplated hereunder and the documents and instruments to be executed by Borrower in connection herewith; and

g. Payment of the fees and costs of Lender in connection with the preparation, negotiation, administration and execution of this Agreement including, but not limited to, attorneys’ fees, and other costs and fees of other professionals retained by Lender.

9. General Release of Lender.

a. Except as to the obligations imposed upon Lender, as provided herein, Borrower on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Agreement, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loan, the Loan Documents, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender.

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10. Miscellaneous.

a. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

b. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement; provided, however, this Agreement shall not be effective and enforceable unless and until it is executed by all parties hereto.

c. This Agreement and the other documents and instruments executed in connection therewith constitute the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

d. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective successors and assigns, except that Borrower shall not assign its rights hereunder or any interest therein without the prior written consent of Lender.

e. This Agreement is not a novation, nor, except as expressly provided in this Agreement, is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents. Nothing contained in this Agreement shall be deemed to constitute a waiver by Lender of any required performance by Borrower of any Event of Default or default heretofore or hereafter occurring under or in connection with the other Loan Documents. In the event there is a conflict in any term, condition or provision of this Agreement, on the one hand, and the Loan Agreement, or any of the other Loan Documents, on the other hand, the terms, conditions and provisions of this Agreement are to control.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement as of the date set forth above.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:      Iron Bridge Management Group, LLC,

            an Oregon limited liability company

Its:       Manager

            By: /s/ Gerard Stascausky

            Name: Gerard Stascausky

            Its: Managing Member

LENDER: UMPQUA BANK, an Oregon state-chartered bank By: /s/ Ken Vogt Name: Ken Vogt Its: Senior Vice President

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